Exhibit 5.1

December 10, 2020

Vivos Therapeutics, Inc.

9137 Ridgeline Boulevard, Suite 135

Highlands Ranch, Colorado 80129

Re:	Registration Statement of Vivos Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Vivos Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “462(b) Registration Statement”) for the purpose of registering with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), the sale by the Company of (a) up to 1,150,000 additional shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and (b) up to 115,000 shares of Common Stock underlying the warrant (the “Warrant”) to be issued to Roth Capital Partners, LLC, as representative of the underwriters (such shares, the “Warrant Shares.”) The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1 (File No. 333-249412), initially filed by the Company with the Commission on October 9, 2020 (as amended, the “Registration Statement”) and declared effective by the Commission on December 10, 2020.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that: (i) when the 462 (b) Registration Statement becomes effective under the Act, and when the offering is completed as contemplated by the Registration Statement and the 462(b) Registration Statement, the shares of Common Stock (excluding the Warrant Shares) will be validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and, upon issuance and delivery upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the 462(b) Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the 462(b) Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement, the 462(b) Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP